Exhibit (e)(1)(A)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

601 Congress Street

Boston, MA 02210

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Ladies and Gentlemen:

Pursuant to Section 1 of the ETF Distribution Agreement dated as of July 9, 2015 (the “ETF Distribution Agreement”), by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and Foreside Fund Services, LLC, a Delaware limited liability company, please be advised that the Trust has established new series of its shares, namely, John Hancock Multifactor Consumer Staples ETF, John Hancock Multifactor Energy ETF, John Hancock Multifactor Industrials ETF, John Hancock Multifactor Materials ETF, and John Hancock Multifactor Utilities ETF (the “Funds”). Please be further advised that the Trust desires to retain Foreside Fund Services, LLC to serve as distributor under the ETF Distribution Agreement for the Funds.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

FORESIDE FUND SERVICES, LLC	JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:
Andrew G. Arnott
President

Dated: as of March __, 2016